Exhibit 99.1

News Release
Contact: Steve Stuber - Investor Relations - 952-828-8461 - srstuber@wgo.net
Media Contact: Sam Jefson - Public Relations Specialist - 641-585-6803 - sjefson@wgo.net

WINNEBAGO INDUSTRIES ANNOUNCES STRONG FOURTH QUARTER AND FULL YEAR FISCAL 2020 RESULTS
-- RV Market Share Gains Continue --
-- Quarterly Revenues Up 39.1% Year-Over-Year, Driven by Strong End Consumer Demand --
-- Fourth Quarter Gross Margin Expansion of 90 Basis Points --
-- Reported Quarterly Diluted EPS of $1.25; Adjusted EPS of $1.45 Up 45.0% Over Prior Year --
-- Cash Flow From Operations of $270.4 million for the Fiscal Year Up 102.2% Over Prior Year --

FOREST CITY, IOWA, October 21, 2020 - Winnebago Industries, Inc. (NYSE: WGO), a leading outdoor lifestyle product manufacturer, today reported financial results for the Company's fourth quarter and full year Fiscal 2020.

Fourth Quarter Fiscal 2020 Results
Revenues for the Fiscal 2020 fourth quarter ended August 29, 2020, were $737.8 million, an increase of 39.1% compared to $530.4 million for the Fiscal 2019 period. Revenues for Newmar, which was acquired in the first quarter of Fiscal 2020, were $126.3 million. Revenues excluding Newmar were $611.5 million, reflecting an organic increase of 15.3% compared to the Fiscal 2019 period primarily driven by growth in the Towable segment. Gross profit was $122.5 million compared to $83.2 million for the Fiscal 2019 period. Gross profit margin increased 90 basis points in the quarter, driven by Motorhome segment lower input costs and Towable segment fixed cost leverage, partially offset by segment mix. Operating income was $68.4 million for the quarter, an increase of 52.8% compared to $44.8 million for the fourth quarter last year, driven by Towable segment revenue growth and the addition of Newmar. Fiscal 2020 fourth quarter net income was $42.5 million, an increase of 33.2% compared to $31.9 million in the fourth quarter of last year, driven by the growth in operating income partially offset by increased interest expense. The increase in interest expense is related to the convertible bond issued to finance the acquisition of Newmar, and separately, the write-off of certain debt issuance costs associated with the termination of the company's Term Loan B which was refinanced by a bond issuance during the quarter. Earnings per diluted share was $1.25, an increase of 23.8% compared to $1.01 in the same period last year. Adjusted earnings per diluted share was $1.45 for the fourth quarter, an increase of 45.0% compared to adjusted earnings per diluted share of $1.00 in the same period last year. Fiscal 2020 fourth quarter consolidated adjusted earnings per diluted share excludes costs totaling $6.6 million, or $0.20 per diluted share, after tax, driven by debt issuance costs written off due to the termination of the Term Loan B, and the non-cash portion of interest expense related to the convertible bond. Consolidated Adjusted EBITDA was $76.5 million for the quarter, compared to $50.8 million last year, representing an increase of 50.5%.

President and Chief Executive Officer Michael Happe commented, “In the face of the unprecedented impacts of the COVID-19 pandemic, our strong fourth quarter finish to the year was a testament to the incredible resolve of our world-class team, the strength of our portfolio of leading outdoor lifestyle brands, and our efficiency in quickly and safely resuming operations to meet tremendous consumer demand. We added motorized scale through the acquisition of Newmar and continued to grow our RV market share throughout the year by leveraging strong dealer relationships, exciting new products and record consumer interest. Winnebago Industries also generated expanded margins and stronger cash flows, while delivering a quality product and customer experience in collaboration with our channel partners. Looking ahead, we enter our 2021 fiscal year with four premier brand platforms, strong operational momentum, a record backlog, and the financial flexibility to manage through the ongoing uncertainty in the environment. Our efforts continue to rally around building an extraordinary outdoor lifestyle company, and creating value for our end customers, dealers, employees and shareholders. I want to thank all of our Winnebago Industries employees for their resilience and commitment during these unique times and focusing on giving our customers a safe and memorable experience with our products in the outdoors."

Full Year Fiscal 2020 Results
Fiscal 2020 revenues of $2.4 billion increased 18.6% from $2.0 billion in Fiscal 2019. Revenues for Newmar, which was acquired in the first quarter of Fiscal 2020, were $388.4 million. Revenues excluding Newmar were $2.0 billion, roughly flat with Fiscal 2019 as a result of the impacts of the COVID-19 pandemic and related suspension of manufacturing operations during the Fiscal 2020 third quarter and disruptions across the dealer network, supply chain, and end consumers. Gross profit margin decreased 220 basis points, primarily due to the mix impact of adding Newmar as well as the related purchase accounting impacts, and the impact of COVID-19 during the fiscal third quarter. Operating income was $113.8 million for Fiscal 2020, compared to $155.3 million in Fiscal 2019. Net income for Fiscal 2020 was $61.4 million, a decrease of 45.0% compared to $111.8 million in Fiscal 2019 due to the impact of COVID-19 and increased interest expense. The increase in interest expense is related to the convertible bond issued to finance the acquisition of Newmar, and separately, the write-off of certain debt issuance costs associated with the termination of the company's Term Loan B which was refinanced by a bond issuance during the fourth quarter. Fiscal 2020 earnings per diluted share was $1.84, a decrease of 47.7% compared to earnings per diluted share of $3.52 in Fiscal 2019. Adjusted earnings per diluted share was $2.58 for Fiscal 2020, compared to adjusted earnings per diluted share of $3.45 in the same period last year. Fiscal 2020 consolidated adjusted earnings per diluted share excludes costs totaling $25.0 million, or $0.75 per diluted share, after tax, related to the non-cash portion of interest expense associated with the convertible bond, Newmar acquisition-related costs, debt issuance costs written off due to the termination of the Term Loan B and restructuring costs. Adjusted earnings per diluted share was also impacted by the share consideration issued in the Newmar acquisition. Fiscal 2020 consolidated Adjusted EBITDA was $168.1 million, a decrease of 6.4% from $179.7 million in Fiscal 2019.

Towable Fourth Quarter and Full Year Fiscal 2020 Results
Revenues for the Towable segment were $414.0 million for the fourth quarter, up 34.8% over the prior year, primarily driven by strong consumer demand for outdoor experiences, particularly in Grand Design products. Segment Adjusted EBITDA was $61.3 million, up 45.8% over the prior year period. Adjusted EBITDA margin of 14.8% increased 110 basis points, primarily due to leverage, but also benefiting from profitability initiatives. Backlog increased to a record $747.9 million, up 219.2% over the prior year, as dealers have experienced sizable reductions to their inventory as they have encountered extremely high levels of consumer demand in the fourth quarter.

For the full year Fiscal 2020, revenues for the Towable segment were $1.23 billion, up 2.5% from Fiscal 2019. Segment Adjusted EBITDA for the full year was $148.3 million, down 9.4% from Fiscal 2019 driven by the impact of COVID-19 during the Fiscal 2020 third quarter. Adjusted EBITDA margin of 12.1% decreased 160 basis points for the full year.

Motorhome Fourth Quarter and Full Year Fiscal 2020 Results
In the fourth quarter, revenues for the Motorhome segment were $301.8 million, up 50.4% from the prior year, driven by the addition of Newmar. Revenues excluding Newmar were $175.5 million, down 12.6%, as strong class B sales were more than offset by sales declines in class A and class C. Segment Adjusted EBITDA was $19.5 million, up 81.2% from the prior year due to improved profitability in the Winnebago branded business and the addition of Newmar, partially offset by the organic revenue decline and class mix. Adjusted EBITDA margin of 6.4% increased 100 basis points. Backlog increased to a record $1.1 billion, up 535.8% over the prior year, reflecting extremely high levels of consumer demand.

For the full year Fiscal 2020, revenues for the Motorhome segment were $1.1 billion, up 49.5% from Fiscal 2019. Revenues excluding Newmar were $668.4 million, down 5.4% from Fiscal 2019, as a result of manufacturing and distribution disruption due to the COVID-19 pandemic. Segment Adjusted EBITDA for the full year was $32.9 million, up 20.0% from Fiscal 2019 driven by the addition of Newmar partially offset by the impact of COVID-19 during the Fiscal 2020 third quarter. Adjusted EBITDA margin of 3.1% was down 80 basis points for the full year due to the impact of COVID-19 during the Fiscal 2020 third quarter partially offset by the addition of Newmar.

Balance Sheet and Cash Flow
As of August 29, 2020, the Company had total outstanding debt of $512.6 million ($600.0 million of debt, net of convertible note discount of $74.3 million, and net of debt issuance costs of $13.1 million) and working capital of $413.2 million. Cash flow from operations was $270.4 million for the full year Fiscal 2020, resulting in an increase of $136.7 million, or 102.2%, from the $133.8 million generated in Fiscal 2019.

Quarterly Cash Dividend
On August 19, 2020, the Company’s board of directors approved a quarterly cash dividend of $0.12 per share payable on September 30, 2020, to common stockholders of record at the close of business on September 16, 2020. This represents a 9% increase from the prior dividend of $0.11 per share.

Mr. Happe continued, “As we look ahead to Fiscal 2021, we are encouraged by the ongoing outdoor recreation demand trends we are experiencing. We have built a strong and growing position in the RV market, and our customers continue to view all our brands as a trusted and safe way to have extraordinary experiences as they travel, live, work, and play in the outdoors. I’m incredibly proud of the progress we have made over the last several years expanding Winnebago Industries' portfolio while simultaneously enhancing the quality of our product lineup and service levels and the profitability we are able to achieve. During fiscal year 2020, we continued to expand our family of outstanding brands with the acquisition of Newmar, and when combined with our Winnebago, Grand Design RV, and Chris-Craft brands, we believe we have four of the most respected brands in the outdoors industry. We have expanded our leadership team capabilities as well in the past year, through the acquisition of Newmar and also through adding new talent to the team in Huw Bower to lead our Winnebago Outdoors business, as announced at the end of September. Going forward, we are committed to managing our Company in a highly disciplined fashion so that we are best positioned to build on our momentum in the marketplace, capture the numerous opportunities we believe lie ahead and deliver further value to the customers and communities we serve. Finally, Fiscal 2020 also marks an inflection point in our efforts to improve on our corporate responsibility obligations. It is our strong intention that through these initiatives, our Winnebago Industries team will emerge as an even stronger leader in our communities, and in so doing, will make a meaningful contribution to an improvement in the many dimensions of social justice.”

Conference Call
Winnebago Industries, Inc. will discuss fourth quarter and full year Fiscal 2020 earnings results during a conference call scheduled for 9:00 a.m. Central Time today. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://investor.wgo.net. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc. is a leading North American manufacturer of outdoor lifestyle products under the Winnebago, Grand Design, Chris-Craft, and Newmar brands, which are used primarily in leisure travel and outdoor recreation activities. The Company builds quality motorhomes, travel trailers, fifth wheel products and boats. Winnebago Industries has multiple facilities in Iowa, Indiana, Minnesota and Florida. The Company's common stock is listed on the New York Stock Exchange and traded under the symbol WGO. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to increases in interest rates, availability of credit, low consumer confidence, availability of labor, significant increase in repurchase obligations, inadequate liquidity or capital resources, availability and price of fuel, a slowdown in the economy, increased material and component costs, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, the effect of global tensions, integration of operations relating to mergers and acquisitions activities, business interruptions, any unexpected expenses related to enterprise resource planning, impacts of public health crises, such as COVID-19, risks related to compliance with debt covenants and leverage ratios, cyber-attacks, and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Winnebago Industries, Inc.
Condensed Consolidated Statements of Income
(Unaudited and subject to reclassification)

	Three Months Ended
(in thousands, except percent and per share data)	August 29, 2020		August 31, 2019
Net revenues	$737,807	100.0%	$530,396	100.0%
Cost of goods sold	615,298	83.4%	447,208	84.3%
Gross profit	122,509	16.6%	83,188	15.7%
Selling, general, and administrative expenses	50,521	6.8%	35,992	6.8%
Amortization of intangible assets	3,590	0.5%	2,431	0.5%
Total operating expenses	54,111	7.3%	38,423	7.2%
Operating income	68,398	9.3%	44,765	8.4%
Interest expense	14,321	1.9%	4,646	0.9%
Non-operating income	(514)	(0.1)%	(251)	—%
Income before income taxes	54,591	7.4%	40,370	7.6%
Provision for income taxes	12,132	1.6%	8,502	1.6%
Net income	$42,459	5.8%	$31,868	6.0%

Income per common share:
Basic	$1.26		$1.01
Diluted	$1.25		$1.01
Weighted average common shares outstanding:
Basic	33,641		31,507
Diluted	33,929		31,696

	Year Ended
(in thousands, except percent and per share data)	August 29, 2020		August 31, 2019
Net revenues	$2,355,533	100.0%	$1,985,674	100.0%
Cost of goods sold	2,042,605	86.7%	1,678,477	84.5%
Gross profit	312,928	13.3%	307,197	15.5%
Selling, general, and administrative expenses	177,061	7.5%	142,295	7.2%
Amortization of intangible assets	22,104	0.9%	9,635	0.5%
Total operating expenses	199,165	8.5%	151,930	7.7%
Operating income	113,763	4.8%	155,267	7.8%
Interest expense	37,461	1.6%	17,939	0.9%
Non-operating income	(974)	—%	(1,581)	(0.1)%
Income before income taxes	77,276	3.3%	138,909	7.0%
Provision for income taxes	15,834	0.7%	27,111	1.4%
Net income	$61,442	2.6%	$111,798	5.6%

Income per common share:
Basic	$1.85		$3.55
Diluted	$1.84		$3.52
Weighted average common shares outstanding:
Basic	33,236		31,536
Diluted	33,454		31,721

Percentages may not add due to rounding differences.

Winnebago Industries, Inc.
Condensed Consolidated Balance Sheets
(Unaudited and subject to reclassification)

(in thousands)	August 29, 2020	August 31, 2019
Assets
Current assets:
Cash and cash equivalents	$292,575	$37,431
Receivables, net	220,798	158,049
Inventories	182,941	201,126
Prepaid expenses and other assets	17,296	14,051
Total current assets	713,610	410,657
Property, plant, and equipment, net	174,945	127,572
Other assets:
Goodwill	348,058	274,931
Other intangible assets, net	404,768	256,082
Investment in life insurance	27,838	26,846
Operating Lease Assets	29,463	—
Other assets	15,018	8,143
Total assets	$1,713,700	$1,104,231

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$132,490	$81,635
Income taxes payable	8,840	—
Accrued expenses	159,060	107,217
Current maturities of long-term debt	—	8,892
Total current liabilities	300,390	197,744
Non-current liabilities:
Long-term debt, less current maturities	512,630	245,402
Deferred income taxes	15,608	12,032
Unrecognized tax benefits	6,511	3,591
Operating Lease Liabilities	27,048	—
Deferred compensation benefits, net of current portion	11,130	12,878
Other	12,917	372
Total non-current liabilities	585,844	274,275
Stockholders' equity	827,466	632,212
Total liabilities and stockholders' equity	$1,713,700	$1,104,231

Winnebago Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited and subject to reclassification)

	Year Ended
(in thousands)	August 29, 2020	August 31, 2019
Operating activities:
Net income	$61,442	$111,798
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	15,997	13,682
Amortization of intangibles	22,104	9,635
Non-cash interest expense, net	10,727	—
Amortization of debt issuance costs	7,379	1,612
Last in, first-out expense	(5,188)	2,258
Stock-based compensation	6,475	7,058
Deferred income taxes	(879)	7,984
Other, net	2,405	1,313
Change in assets and liabilities:
Receivables	(25,773)	6,418
Inventories	105,994	(8,256)
Prepaid expenses and other assets	(358)	(4,499)
Accounts payable	37,041	907
Income taxes and unrecognized tax benefits	11,422	(13,810)
Accrued expenses and other liabilities	21,646	(2,350)
Net cash provided by operating activities	270,434	133,750
Investing activities:
Purchases of property and equipment	(32,377)	(40,858)
Acquisition of business, net of cash acquired	(260,965)	(702)
Proceeds from the sale of property	—	148
Other, net	266	2,476
Net cash used in investing activities	(293,076)	(38,936)
Financing activities:
Borrowings on long-term debt	2,786,824	891,892
Repayments on long-term debt	(2,446,824)	(930,424)
Purchase of convertible bond hedge	(70,800)	—
Proceeds from issuance of warrants	42,210	—
Payments of cash dividends	(14,588)	(13,670)
Payments for repurchases of common stock	(1,844)	(8,171)
Payments of debt issuance costs	(18,030)	—
Other, net	838	648
Net cash provided by (used in) financing activities	277,786	(59,725)

Net increase (decrease) in cash and cash equivalents	255,144	35,089
Cash and cash equivalents at beginning of year	37,431	2,342
Cash and cash equivalents at end of year	$292,575	$37,431

Supplement cash flow disclosure:
Income taxes paid, net	$3,667	$37,061
Interest paid	$17,253	$14,921
Non-cash transactions:
Issuance of Winnebago common stock for business acquisition	$92,572	$—
Capital expenditures in accounts payable	$178	$387

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Towable
(in thousands, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	August 29, 2020	% of Revenues	August 31, 2019	% of Revenues	$ Change	% Change
Net revenues	$413,956		$306,992		$106,964	34.8%
Adjusted EBITDA	61,294	14.8%	42,039	13.7%	19,255	45.8%

	Three Months Ended
Unit deliveries	August 29, 2020	Product Mix(1)	August 31, 2019	Product Mix(1)	Unit Change	% Change
Travel trailer	7,865	61.9%	5,894	62.4%	1,971	33.4%
Fifth wheel	4,832	38.1%	3,553	37.6%	1,279	36.0%
Total towables	12,697	100.0%	9,447	100.0%	3,250	34.4%

	Year Ended
	August 29, 2020	% of Revenues	August 31, 2019	% of Revenues	$ Change	% Change
Net revenues	$1,227,567		$1,197,327		$30,240	2.5%
Adjusted EBITDA	148,276	12.1%	163,677	13.7%	(15,401)	(9.4)%

	Year Ended
Unit deliveries	August 29, 2020	Product Mix(1)	August 31, 2019	Product Mix(1)	Unit Change	% Change
Travel trailer	23,184	61.2%	22,458	61.0%	726	3.2%
Fifth wheel	14,706	38.8%	14,371	39.0%	335	2.3%
Total towables	37,890	100.0%	36,829	100.0%	1,061	2.9%

	August 29, 2020		August 31, 2019		Change	% Change
Backlog(2)
Units	24,903		7,225		17,678	244.7%
Dollars	$747,925		$234,339		$513,586	219.2%
Dealer Inventory
Units	10,528		15,658		(5,130)	(32.8)%
(1)    Percentages may not add due to rounding differences.
(2)    We include in our backlog all accepted orders from dealers which generally have been requested to be shipped within the next six months. Orders in backlog can be cancelled or postponed at the option of the dealer at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Motorhome
(in thousands, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	August 29, 2020	% of Revenues	August 31, 2019	% of Revenues	$ Change	% Change
Net revenues	$301,771		$200,698		$101,073	50.4%
Adjusted EBITDA	19,461	6.4%	10,739	5.4%	8,722	81.2%

	Three Months Ended
Unit deliveries	August 29, 2020	Product Mix(1)	August 31, 2019	Product Mix(1)	Unit Change	% Change
Class A	690	30.2%	253	12.7%	437	172.7%
Class B	1,064	46.6%	937	47.2%	127	13.6%
Class C	527	23.1%	795	40.1%	(268)	(33.7)%
Total motorhomes	2,281	100.0%	1,985	100.0%	296	14.9%

	Year Ended(2)
	August 29, 2020	% of Revenues	August 31, 2019	% of Revenues	$ Change	% Change
Net revenues	$1,056,794		$706,927		$349,867	49.5%
Adjusted EBITDA	32,949	3.1%	27,455	3.9%	5,494	20.0%

	Year Ended
Unit deliveries	August 29, 2020	Product Mix(1)	August 31, 2019	Product Mix(1)	Unit Change	% Change
Class A	2,493	30.8%	1,582	20.8%	911	57.6%
Class B	3,351	41.3%	2,784	36.7%	567	20.4%
Class C	2,261	27.9%	3,225	42.5%	(964)	(29.9)%
Total motorhomes	8,105	100.0%	7,591	100.0%	514	6.8%

	August 29, 2020		August 31, 2019		Change	% Change
Backlog(3)
Units	8,463		1,808		6,655	368.1%
Dollars	$1,051,415		$165,373		$886,042	535.8%
Dealer Inventory
Units	2,761		3,891		(1,130)	(29.0)%
(1)    Percentages may not add due to rounding differences.
(2) August 29, 2020 year end data includes Newmar results from the time of acquisition (11/08/19); 2019 data excludes Newmar for both the three month ended and year end periods
(3)    We include in our backlog all accepted orders from dealers which generally have been requested to be shipped within the next six months. Orders in backlog can be cancelled or postponed at the option of the dealer at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Non-GAAP Reconciliation
(Unaudited and subject to reclassification)

Non-GAAP financial measures, which are not calculated or presented in accordance with accounting principles generally accepted in the United States (“GAAP”), have been provided as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures presented may differ from similar measures used by other companies.

The following table reconciles Diluted income per share to Adjusted diluted income per share:

	Three Months Ended		Year Ended
(in thousands)(1)	August 29, 2020	August 31, 2019	August 29, 2020	August 31, 2019
Diluted income per share	$1.25	$1.01	$1.84	$3.52
Pretax acquisition-related costs (1)	—	—	0.29	—
Pretax acquisition-related fair-value inventory step-up	—	—	0.14	—
Pretax non-cash interest expense (2)	0.10	—	0.32	—
Restructuring expense	0.01	(0.01)	0.05	0.03
Debt issuance write-off	0.14	—	0.14	—
Research and development tax credits	—	—	—	(0.10)
Tax impact of adjustments (3)	(0.05)	—	(0.20)	(0.01)
Adjusted diluted income per share (4)	$1.45	$1.00	$2.58	$3.45
(1) Per share numbers may not foot due to rounding
(2)    Represents transaction-closing costs.
(3)    Non-cash interest expense associated with the Convertible Notes issued related to our acquisition of Newmar.
(4)    Income tax charge calculated using the statutory tax rate for the U.S. of 21.0% for both periods presented.

The following table reconciles net income to consolidated EBITDA and Adjusted EBITDA.

	Three Months Ended		Year Ended
(in thousands)	August 29, 2020	August 31, 2019	August 29, 2020	August 31, 2019
Net income	$42,459	$31,868	$61,442	$111,798
Interest expense	14,321	4,646	37,461	17,939
Provision for income taxes	12,132	8,502	15,834	27,111
Depreciation	4,143	3,894	15,997	13,682
Amortization of intangible assets	3,590	2,431	22,104	9,635
EBITDA	76,645	51,341	152,838	180,165
Acquisition-related fair-value inventory step-up	—	—	4,810	—
Acquisition-related costs	—	—	9,761	—
Restructuring	393	(253)	1,640	1,068
Non-operating income	(514)	(251)	(974)	(1,581)
Adjusted EBITDA	$76,524	$50,837	$168,075	$179,652

We have provided non-GAAP performance measures of Adjusted diluted income per share, EBITDA, and Adjusted EBITDA as comparable measures to illustrate the effect of non-recurring transactions occurring during the reported periods and improve comparability of our results from period to period. Adjusted diluted income per share is defined as income per share adjusted for items that impact the comparability of our results from period to period. EBITDA is defined as net income before interest expense, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation and amortization expense, and other adjustments made in order to present comparable results from period to period. We believe Adjusted diluted income per share and Adjusted EBITDA provide meaningful supplemental information about our operating performance because these measures exclude amounts that we do not consider part of our core operating results when assessing our performance. Examples of items excluded from Adjusted income per share include acquisition-related costs, acquisition-related fair-value inventory step-up, non-cash interest expense, and the tax impact of the adjustments. Examples of items excluded from Adjusted EBITDA include acquisition-related fair-value inventory step-up, acquisition-related costs, restructuring expenses, and non-operating income.

Management uses these non-GAAP financial measures (a) to evaluate our historical and prospective financial performance and trends as well as our performance relative to competitors and peers; (b) to measure operational profitability on a consistent basis; (c) in presentations to the members of our board of directors to enable our board of directors to have the same measurement basis of operating performance as is used by management in its assessments of performance and in forecasting and budgeting for our company; (d) to evaluate potential acquisitions; and (e) to ensure compliance with restricted activities under the terms of our ABL credit facility and outstanding notes. We believe these non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.